P R O S P E C T U S


                                 BENIHANA INC.


                   200,000 Shares of Class A Common Stock


                  This Prospectus relates to 200,000 shares of Class A Common Stock, par value $.10 per share (the "Class A Stock"), of Benihana Inc., a Delaware corporation (the "Company"). The shares of Class A Stock offered hereby are referred to herein as the "Shares". All of the Shares may be offered and sold from time to time by the Selling Stockholder named herein or its transferees (the "Selling Stockholder") See "SELLING STOCKHOLDER."

                  The Shares offered by this Prospectus may be sold from time to time by the Selling Stockholder, or by transferees, at any time after the date of this Prospectus. No underwriting arrangements have been entered into by the Selling Stockholder. The distribution of the Shares by the Selling Stockholder may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privatelynegotiated transactions or through sales to one or more dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholder in connection with sales of the Shares.

                  The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholder. See "Selling Stockholder." The Class A Stock is traded on the National Market System of the National Association of Securities Dealers under the symbol BNHNA. On July 28, 1999 the closing price for the Class A Stock on the National Market System was $14.50.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The Date of this Prospectus is August 2, 1999

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                            AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Class A Stock is traded on the Nasdaq National Market System, and such reports, proxy statements and certain other information can also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act, with respect to the Class A Stock being offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits and schedules thereto to which reference is hereby made. The statements in this Prospectus as to the contents of such Registration Statement are qualified in their entirety by such reference. The Registration Statement, together with its exhibits and schedules, may be inspected at the Public Reference Section of the Commission in Washington, D.C. at the address noted above, and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1999 is incorporated herein by reference. All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents.

                  The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered copies of the above documents, other than exhibits thereto, upon request of any such person to the Secretary of the Company, 8685 Northwest 53rd Terrace, Miami, Florida 33166 (telephone number (305) 593-0770).




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                                 THE COMPANY

                  Benihana Inc. and its subsidiaries (the "Company") own and operate 51 Benihana and Benihana Grill dinnerhouse restaurants and franchises twelve other such restaurants. The Company has the exclusive rights to own, develop and license Benihana and Benihana Grill restaurants in the United States (subject to certain rights owned by an affiliate, Benihana of Tokyo, Inc., ("BOT") in the State of Hawaii), Central and South America and the islands of the Caribbean Sea, and owns the related United States trademarks and service marks.

                  The Benihana restaurants feature the teppanyaki style of Japanese cooking in which the food is prepared by a Benihana chef on a grill which forms part of the table on which the food is served. The Benihana Grills are smaller versions of the Benihana restaurants suitable for smaller markets and strip shopping centers. The Company has also opened its first new sushi restaurant concept, "Sushi Doraku by Benihana."

                  The Company is incorporated under the laws of the State of Delaware. The principal executive offices of the Company are located at 8685 Northwest 53rd Terrace, Miami, Florida 33166 and its telephone number is (305) 593-0770).


                             USE OF PROCEEDS

                  The Company will receive none of the net proceeds from the sale of the Selling Stockholder Shares offered hereby. The Company is paying all expenses of the registration of the Shares other than underwriting or brokerage commission discounts and counsel fees.


                           PLAN OF DISTRIBUTION

                  The Selling Stockholder has advised the Company that it may offer and sell the shares of Common Stock offered hereby (See "Selling Stockholder") from time to time in broker's transactions, individually negotiated transactions or a combination thereof at market prices prevailing from time to time. The precise amounts and timing of sales, if any, of the shares offered hereby will be determined from time to time by the Selling Stockholder in its sole discretion.

                  The Company has agreed to bear the costs of registering the Selling Stockholder shares offered hereby under the Securities Act of 1933, as amended.

                  The  Selling   Stockholder   will  deliver  a  Prospectus   in
connection with the sale of the Shares offered hereby.



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


                            SELLING STOCKHOLDER

                  The Selling Stockholder is offering hereby a total of 200,000 shares of Class A Stock. The following table sets forth the name of the Selling Stockholder, such entity's relationship with the Company, the number of Shares of such class now owned by the Selling Stockholder (including the number of shares the Selling Stockholder has the right to acquire through the exercise of warrants), the total number of Shares offered hereby and the number of Shares and percentage of such class which will be owned by the Selling Stockholder after completion of the Offering:

                                                Class A Stock
                                                -------------
                                                Number of          Number of         Shares to         Percentage
                                                Shares of          Shares of         be Owned          of Class
                                                Class              Class             After             After
Name                                            Owned              Offered           Offering          Offering
----                                            ---------          ---------         ---------         ----------
Douglas M. Rudolph Partners, Ltd. (1)           200,000 (2)        200,000               0                 0

                               LEGAL MATTERS

                  The legality of the securities being offered hereby will be passed upon for the Company by Dornbush Mensch Mandelstam & Schaeffer, LLP, New York, New York. Darwin C. Dornbush, a partner in Dornbush Mensch Mandelstam & Schaeffer, LLP., is a director of the Company and owns, beneficially and of record, 1,000 shares of the Company's Class A Common Stock and options to purchase 17,500 shares of the Common Stock. Mr. Dornbush is also a trustee of a voting trust which is the record owner of all of the issued and outstanding stock of Benihana of Tokyo Inc., which owns, beneficially and of record, of 1,830,405 shares of the Common Stock and 700 shares of the Company's Series A Convertible Preferred Stock, which is convertible into 105,263 shares of the Company's Class A Stock.

                                  EXPERTS

                  The consolidated financial statements of the Company and its subsidiaries as of March 28, 1999, March 29, 1998 and March 30, 1997
incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their reports thereon incorporated by reference herein and elsewhere in the Registration Statement and have been referred to herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

-------------
(1)     Stockholder.

(2)     Consists of 200,000 shares receivable through exercise of a warrant.

    No dealer, salesman or any other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer of any securities other than those specifically offered hereby or of any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.



                            TABLE OF CONTENTS

                                                                            Page

Available Information..........................................................2
Incorporation of Certain
  Documents by Reference.......................................................2
The Company....................................................................3
Use of Proceeds................................................................3
Plan of Distribution...........................................................3
Selling Shareholders...........................................................4
Legal Matters..................................................................4
Experts........................................................................4








                               BENIHANA INC.


                             200,000 Shares of
                            Class A Common Stock









                                ----------


                                PROSPECTUS


                                ----------



                              August 2, 1999













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